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                                                                   EXHIBIT 99.01



                                IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                                 GENQUEST, INC.



        The undersigned stockholder of GenQuest, Inc., a Delaware corporation ("Target"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints the members of the Board of Directors of Corixa Corporation, a Delaware corporation ("Acquiror"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Target that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Target issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Target as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Proxy Expiration Date (as defined below).

        This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is granted pursuant to that certain Stockholders Agreement of even date herewith, by and among Acquiror and the undersigned stockholder (the "Stockholders Agreement"), and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger dated as of June 22, 1998 by and among Target, Acquiror and Chinook Acquisition Corporation, a Delaware corporation ("Sub") and wholly owned subsidiary of Acquiror (the "Merger Agreement"). The Agreement provides for the merger of Target with and into Sub (the "Merger"). As used herein, the term "Proxy Expiration Date" shall mean the earlier to occur of such date and time as: (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; or (ii) the Merger Agreement shall be terminated by Target in accordance with its terms.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Proxy Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Target and in every written consent in lieu of such meeting (i) in favor of approval of the Merger and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business



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combination (other than the Merger) between Target and any person or entity other than Acquiror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Target under the Merger Agreement or which could result in any of the conditions to Target's obligations under the Merger Agreement not being fulfilled. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

        This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law).

        Dated: June 22, 1998

                                        [HOLDER]:

                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                      GenQuest Securities beneficially owned by the undersigned:

                      GenQuest Common Stock_____________________________________

                      GenQuest Series A Preferred Stock_________________________

                      GenQuest Series B Preferred Stock_________________________

                      Warrants to Purchase
                           GenQuest Series B Preferred Stock____________________

                      Options to Purchase GenQuest Common Stock_________________